Exhibit 23.4
Consent of Independent Auditors
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 15, 2022, with respect to the combined carve-out financial statements of GeneDx, Inc. and subsidiary included in Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-258467) and related Prospectus of Sema4 Holdings Corp.

/s/ Ernst & Young LLP

Miami, Florida
March 21, 2022